JPMorgan Chase & Co.

Filed Pursuant to Rule 433
Registration Statement Nos. 333-146220 and 333-146220-03
March 25, 2010

JPMORGAN CHASE CAPITAL XXIX
60,000,000 Capital Securities
6.70% CAPITAL SECURITIES, SERIES CC
Issuer:

JPMorgan Chase Capital XXIX (the "Trust"), a Delaware statutory trust, the sole assets of which will be junior subordinated debentures issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase & Co.
Securities:	6.70% Capital Securities, Series CC (each, a "Capital Security")
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$1,500,000,000 (60,000,000 Capital Securities)
Liquidation Amount:	$25 per Capital Security
Overallotment Option:	The underwriters may purchase up to 9,000,000 additional Capital Securities within 30 days from the date of the prospectus supplement to cover over-allotments.
CUSIP/ISIN	48125E207 / US48125E2072
Listing:	NYSE (expected)
Security Ratings:	Moody's Investors Service: A2 expected Standard & Poor's: BBB+ expected Fitch: A expected
Settlement Date:	April 1, 2010 (T+5)
Maturity Date:	April 2, 2040
Interest Payment Dates:	Quarterly on each January 2, April 2, July 2 and October 2, beginning on July 2, 2010.
Interest Rate:	6.70% per year
Day Count Convention:	30/360
Optional Redemption:	On or after April 2, 2015 at a price equal to 100% of the principal amount of the subordinated debentures being redeemed plus any accrued and unpaid interest.
Conditional Redemption for Tax Event or Capital Treatment Event:

If certain changes occur relating to the tax or capital treatment of the Capital Securities, JPMorgan Chase may elect to redeem all, but not less than all, of the subordinated debentures for a price equal to their principal amount (plus accrued and unpaid interest).

Deferral Provision:

The Trust will defer payments on the Capital Securities for up to 5 years if JPMorgan Chase defers payments on the underlying subordinated debentures. Payments cannot be deferred beyond the maturity date of the junior subordinated debentures on April 2, 2040. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Ranking:

The Series CC junior subordinated debentures to be issued to the Trust will rank junior to all of JPMorgan Chase's outstanding and future senior debt. The Series CC junior subordinated debentures will also rank (1) pari passu with JPMorgan Chase's outstanding and future series of junior subordinated debentures and (2) senior to JPMorgan Chase's outstanding and future Capital Efficient Notes (CENts). Substantially all of JPMorgan Chase's debt constitutes senior debt.

Public Offering Price:	$25
Gross Fees (Retail/Institutional):	3.15% / 2.00%
Underwriting Commissions:	$45,629,650
Use of Proceeds:	General corporate purposes
Sole Bookrunner:	J.P. Morgan Securities Inc.
Joint Lead Managers:	Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated UBS Securities LLC Wells Fargo Securities, LLC

The Issuer has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that the Issuer has filed with the SEC for more complete information about the Issuer, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.